Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY’S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

The Indebtedness evidenced by this Note is secured by all of the assets of the company but subordinated in right of payment to the prior payment in full of all of Company’s Senior Secured Indebtedness (as defined BELOW).

THIS NOTE CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS THE COMPANY MAY HAVE AS A DEBTOR (BORROWER) AND ALLOWS THE HOLDER TO OBTAIN A JUDGMENT AGAINST THE COMPANY WITHOUT ANY FURTHER NOTICE.

Axion International Holdings, Inc.

Secured Note

Issuance Date: October 21, 2013	Original Principal Amount: U.S. $201,002.40

FOR VALUE RECEIVED, Axion International Holdings, Inc., a Colorado corporation (the “Company”), hereby promises to pay to _______________ or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, exchange, prepayment or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the Interest Rate from _____________, 2013, notwithstanding the date set out above as the Issuance Date (the “Issuance Date”), until the same becomes due and payable, whether upon the Maturity Date, acceleration, exchange, prepayment or otherwise (in each case in accordance with the terms hereof). This Secured Note (including all Secured Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Secured Notes (collectively, the “Notes” and such other Secured Notes issued thereunder, the “Other Notes”) issued (or to be issued) by the Company in contemplation of exchanging the Notes, in accordance with Section 3 of each of the Notes, for Convertible Notes and Warrants (each as defined below) to be issued pursuant to the Note Purchase Agreement (the “Note Purchase Agreement”), dated as of August 24, 2012, among the Company and the Investors parties thereto (the “Investors”). Except as otherwise defined herein, capitalized terms used herein are defined in Section 22. References in this Note to “Sections” shall be to Sections of this Note unless otherwise specifically provided.

The Notes are secured on a pari passu basis by all of the assets of the Company pursuant to a Security Agreement dated as of August 24, 2012, among the Company, Axion International, Inc., a Delaware corporation (“Axion International”), and the Investors, as amended by the First Amendment to Security Agreement dated as of the Issuance Date, among the Company, Axion International and the Investors (as so amended, the “Security Agreement”).

1. Payments of Principal.

(a) Mandatory Repayment. All unpaid Principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) November 29, 2013 (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

(b) Optional Prepayment. Upon not less than five (5) calendar days prior written notice to the Holder, the Company may prepay this Note in whole or in part; provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all of the Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to accrued and unpaid Interest and third, if the amount of prepayment exceeds the amount of all such expenses and accrued and unpaid Interest, to the payment of Principal of this Note.

2. Interest.

(a) Generally. Notwithstanding the Issuance Date, Interest on this Note shall have commenced accruing on _____________, 2013, shall be computed on the basis of a 360-day year and twelve 30-day months, and shall be payable in arrears on the date this Note is repaid or prepaid in full in accordance with Section 1.

(b) Default. If any Interest is not paid within 10 days when due, the Interest Rate for all periods that Interest has not been paid shall increase to 14% per annum (the “Default Rate”) until the Interest is paid in full. Following the Maturity Date or such earlier date that the unpaid Principal of this Note becomes due and payable under this Note, the unpaid Principal and accrued Interest shall bear Interest at the Default Rate until this Note is paid in full. All Interest payable at the Default Rate shall be paid in cash.

3. Exchange.

(a) Issuance of the Convertible Note. By no later than the Maturity Date, upon prior written notice to the Holder, the Company shall exchange this Note, including all unpaid Principal and all unpaid and accrued Interest (collectively, the “Exchange Amount”), for a convertible note issued in the principal amount of the Exchange Amount, in the form attached as Exhibit A to the Note Purchase Agreement (the “Convertible Note” and collectively with the convertible notes issued upon the exchange and conversion of each of the Other Notes, the “Convertible Notes”).

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(b) Exchange Procedures. Upon the exchange of this Note pursuant to Section 3(a), the Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the Holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) for cancellation, and the Company shall deliver to the Holder a Convertible Note representing the Exchange Amount; provided, however, that upon the Company’s notice of exchange to the Holder pursuant to Section 3(a), this Note shall be deemed exchanged and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence, and as of the date of exchange, the Holder shall be deemed to be the record holder of the Convertible Note into which this Note has been exchanged and the Warrant issued pursuant to Section 3(c).

(c) Issuance of the Warrant. As additional consideration for the purchase of this Note, on the date this Note is exchanged pursuant to Section 3(a), the Company shall issue to the Holder a warrant dated as of such date, in the form attached as Exhibit B to the Note Purchase Agreement (the “Warrant” and collectively with the warrants issued in connection with the exchange of each of the Other Notes, the “Warrants”), to purchase a number of fully paid, validly issued and nonassessable shares of Common Stock (subject to adjustment from time to time for anti-dilution as provided by the terms of the Warrant to which the Convertible Note is related) equal to the number of fully paid, validly issued and nonassessable shares of Common Stock that would be issued by the Company to the Holder upon conversion of such Convertible Note if such Convertible Note was to be converted at the time of its issuance at a conversion price equal to $0.40 per share of Common Stock.

4. Rights Upon Event of Default. Each of the following events shall constitute an “Event of Default”:

(a) the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note, except, in the case of a failure to pay Interest when and as due, only if such failure continues for a period of at least seven (7) consecutive Business Days after the Holder’s written notice to the Company of such failure;

(b) the Company or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (iv) makes a general assignment for the benefit of its creditors or (v) admits in writing that it is generally unable to pay its debts as they become due;

(c) proceedings for the appointment of a Custodian of the Company or any of its subsidiaries or all or a substantial part of their respective property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries or the respective indebtedness thereof under any Bankruptcy Law now or hereafter in effect shall be commenced and an order for relief entered which shall not have been vacated, dismissed, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof;

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(d) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Company or any of its subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(e) the Company breaches in any material respect any representation, warranty, covenant or other term or condition of the Note Purchase Agreement, except, in the case of a breach of a covenant or other term or condition of the Note Purchase Agreement which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days; and

(f) any event of default that has been declared in writing with respect to any Senior Secured Indebtedness having a principal balance of at least $500,000 that has not been cured or waived in writing within ten (10) Business Days.

5. Pari Passu Notes. The Holder acknowledges and agrees that the payment of all or any portion of the outstanding Principal and all Interest shall be pari passu in right of payment and in all other respects to the Other Notes. In the event the Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments for the benefit of the holders of the Other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

6. Subordination. By acceptance of this Note, the Holder agrees to execute and deliver a subordination agreement at the time Senior Secured Indebtedness is incurred in favor of the holder thereof in form and substance mutually satisfactory to the Holder and the holder of the Senior Secured Indebtedness.

7. Amendment. This Note may not be amended without the written consent of the Holder, the Required Holders and the Company.

8. Transfer. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company; provided (i) there is then an effective registration statement for this Note under the Securities Act of 1933, as amended (the “1933 Act”), (ii) the Holder has delivered an opinion of counsel, in a form reasonably acceptable to the Company’s counsel, that registration is not required under the 1933 Act, or (iii) the Holder provides the Company and its counsel with reasonable assurance that this Note can be offered, sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the 1933 Act.

9. Remedies. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and the Security Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief). The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without any bond or other security being required.

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10. Payment of Collection, Enforcement and Other Costs. If (a) this Note is collected or enforced through any legal proceeding, or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting the Company’s creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

11. Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

12. Failure or Indulgence Not a Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

13. Notices; Payments.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 8.8 of the Note Purchase Agreement.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the initial Holder hereof, shall initially be as set forth on the Schedule of Investors attached to the Note Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

14. Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

15. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

16. Governing Law; Venue. This Note has been executed by the Company in Montgomery County, Maryland and this Note shall be construed and enforced in accordance with the laws of the State of Maryland. The Company consents to and irrevocably submits to the jurisdiction of the Circuit Court for Montgomery County Maryland, and agrees that any dispute respecting this Note shall be submitted to and determined by said Court. Final judgment of the Circuit Court of Montgomery County shall be conclusive and binding on the Company and may be enforced in any court in which the Company is subject to jurisdiction by a suit upon such judgment.

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17. Jury Trial. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

18. Service of Process. The Company hereby irrevocably designates and appoints Millard Bennett and Donald Sperling as the Company’s authorized agents to accept and acknowledge on the Company’s behalf service of any and all process that may be served in any suit, action or proceeding instituted in connection with this Note in the Circuit Court for Montgomery County, Maryland. If such agents shall cease so to act, the Company shall irrevocably designate and appoint without delay another such agent in Montgomery County, Maryland satisfactory to the Holder and shall promptly deliver to the Holder evidence in writing of such agent’s acceptance of such appointment and its agreement that such appointment shall be irrevocable. The Company hereby consent to process being served in any suit, action or proceeding instituted in connection with this Note by (i) the mailing of a copy thereof by certified mail, postage prepaid, return receipt requested, to the Company and (ii) serving a copy thereof upon the agents hereinabove designated and appointed by the Company as the Company’s agents for service of process. The Company irrevocably agrees that such service shall be deemed to be service of process upon the Company in any such suit, action or proceeding. Nothing in this Note shall affect the right of the Holder to serve process in any manner otherwise permitted by law and nothing in this Note will limit the right of the Holder otherwise to bring proceedings against the Company in the courts of any jurisdiction or jurisdictions.

19. Confession of Judgment. In the event this Note is not paid in full on the Maturity Date or earlier upon acceleration, the Company hereby designates and irrevocably appoints and constitutes and hereby authorizes and empowers Millard Bennett and/or Donald Sperling and/or any attorney or clerk of any court of record in the United States or elsewhere its attorney-in-fact (such appointment being coupled with an interest) to appear for and, with or without declaration filed, confess judgment against the Company in favor of the Holder of this Note, at any time, for the full or total amount of this Note, together with all indebtedness provided for therein, with costs of suit and attorney’s commission of ten percent (10%) for collection.

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20. Waiver. The Company expressly waives any presentment, demand, protest, notice of protest, or notice of any kind.

21. Commercial Law. The Company represents and warrants that the loan evidenced by this Note is a commercial loan within the meaning of Section 12-101(c) and 12-103(e) of the Commercial Law Article of the Annotated Code of the State of Maryland.

22. Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to remain closed.

(b) “Common Stock” means the Company’s common stock, no par value per share.

(c) “Interest Rate” means eight percent (8.0%) per annum.

(d) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(e) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(f) “Senior Secured Indebtedness” means (i) asset-based, secured loans with bona fide third party financial institutions approved by the Company’s Board of Directors, and (ii) equipment financing loans approved by the Company’s Board of Directors, including in the case of both subparts (i) and (ii) at least one of the directors appointed pursuant to Section 5.4 of the Note Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

AXION INTERNATIONAL HOLDINGS, INC.

By:
Name:	Steve Silverman
Title:	CEO

Acknowledged and Agreed:

[Holder]

[Signature Page to Secured Note]